Exhibit 15

February 10, 1998

The Shareholders and Board of Directors
   American Express Company

We are aware of the incorporation by reference in the Registration
Statements on Form S-3 (File Nos. 33-62797, 33-47497, and 333-38199) and the related Prospectus of American Express Credit Corporation (the "Company") of our reports dated May 15, 1997, August 13, 1997, and November 14, 1997 relating to the unaudited consolidated interim financial statements of American Express Company which are included in American Express Company's Forms 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, respectively.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP
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Ernst & Young LLP
New York, New York